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                                                                   Exhibit D-7.1
                            COMMONWEALTH OF KENTUCKY

                      BEFORE THE PUBLIC SERVICE COMMISSION

In the Matter of:

         JOINT APPLICATION OF KENTUCKY POWER)

         COMPANY, AMERICAN ELECTRIC POWER   )        CASE NO. 99-149
         COMPANY, INC. AND CENTRAL AND      )

         SOUTH WEST CORPORATION REGARDING   )
         A PROPOSED MERGER                  )

                                    O R D E R

         On April 15, 1999, Kentucky Power Company d/b/a American Electric Power ("Kentucky Power"), American Electric Power Company, Inc. ("AEP"), and Central and South West Corporation ("CSW") (collectively, the "Joint Applicants") applied to the Commission for an Order: (1) declaring that the merger of CSW and AEP, with AEP being the surviving entity, may be consummated without Commission approval or, alternatively, approving pursuant to KRS 278.020(4) and 278.020(5), the proposed regulatory plan and authorizing other steps necessary to implement the regulatory plan; (2) approving a tariff providing a net merger savings credit for Kentucky Power customers; and (3) making certain findings concerning the deferral of certain merger-related expenses in conformity with SFAS 71.

         On April 20, 1999, the Commission established a procedural schedule that provided for discovery, an evidentiary hearing, and an opportunity for parties to file briefs. The Commission granted full intervention to the following entities: Attorney General's Office of Rate Intervention ("AG", Kentucky Industrial Utility Customers ("KIUC"), and Kentucky Electric Steel Corporation (collectively, the "Intervenors"). Following several conferences held under the Commission's auspices, the parties resolved all disputed issues and executed a "Stipulation and Settlement Agreement" which they filed with the Commission on May 24, 1999. The
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Commission held a public hearing in this matter on May 28, 1999, at the
Commission's offices in Frankfort, Kentucky.

                           OVERVIEW OF THE TRANSACTION

         Kentucky Power. a Kentucky corporation, owns and operates facilities engaged in the generation, transmission, distribution and sale of electricity. It serves approximately 170,000 customers in the eastern Kentucky counties of Boyd, Breathitt, Carter, Clay, Elliott, Floyd, Greenup, Johnson, Knott, Lawrence, Leslie, Letcher, Lewis, Magoffin, Martin, Morgan, Owsley, Perry, Pike, and Rowan. It also supplies electricity to public utilities and municipalities in Kentucky for resale. Kentucky Power is a utility subject to Commission jurisdiction. KRS 278.010(3)(a).

          AEP, a New York corporation, is a holding company registered under the Public Utility Holding Company Act of 1935.(1) It owns, directly or indirectly, all of the outstanding common stock of seven domestic electric utility operating subsidiaries: Appalachian Power Company, Columbus Southern Power company, Indiana Michigan Power Company, Kentucky Power, Kingsport Power Company, Ohio Power Company and Wheeling Power Company. Its subsidiaries provide electricity to over 3 million customers in Kentucky, Indiana, Michigan, Ohio, Tennessee, Virginia, and West Virginia.

         CSW, a Delaware corporation, is a holding company registered under the Public Utility Holding Company Act of 1935. It owns all of the outstanding common stock of four domestic electric utility operating subsidiaries: Central Power and Light Company, Public Service Company of Oklahoma, Southwestern Electric Power Company and West Texas Utilities

--------
(1) 15 U.S.C. Section 79 et seq.

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Company. These subsidiaries provide electricity to over 1.7 million customers in areas of Texas, Oklahoma, Arkansas and Louisiana.

         On December 21, 1997, AEP and CSW, with the approval of their respective Boards of Directors, executed a merger agreement. Under the terms of this agreement, shareholders of CSW will receive .6 of a share of AEP stock for each share of CSW common stock, resulting in CSW shareholders acquiring 40 percent of AEP's common stock. The four CSW domestic utility subsidiaries will become AEP subsidiaries. AEP's Board of Directors will be expanded from 12 to 15 members, with two AEP board members retiring. Five directors, formerly on the CSW Board of Directors, will be selected to serve upon AEP's Board.

         The Joint Applicants estimate that the proposed merger will produce approximately $2.4 billion in non-fuel savings over a 10-year period. After considering the cost to achieve these savings and pre-merger initiatives, the proposed merger is estimated to produce net merger savings of $1.965 billion. Of this amount, Kentucky Power will be allocated $73.8 million. These savings are expected to result from the elimination of duplicative functions and positions and greater economies of scale the merger is expected to produce.

          Because of the geographical area served by the Joint Applicants and their affiliates and the nature of their operations, the utility regulatory commissions of six states,(2) the Federal Energy Regulatory Commission ("FERC"), the Securities and Exchange Commission ("SEC"), the Federal Trade Commission ("FTC"), the United States Department of Justice ("DOJ"), and the Nuclear Regulatory Commission ("NRC") must approve the proposed merger. As of
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(2) Arkansas, Louisiana, Oklahoma, Texas, Indiana, and Kentucky. See Joint
Applicants' Response to the Commission's Order of April 28, 1999, Item 2.

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May 28, 1999, the NRC, Arkansas Public Service Commission, Indiana Utility
Regulatory Commission, and Oklahoma Corporation Commission have granted their approval.

                      STIPULATION AND SETTLEMENT AGREEMENT

     On May 24, 1999, the parties filed a "Stipulation and Settlement Agreement" ("Settlement Agreement") with the Commission. The most significant features of the Settlement Agreement are described below.

     Merger Savings. The Settlement Agreement provides for the implementation of a Net Merger Savings Credit ("Merger Credit") tariff that will reduce customers' bills beginning in the first full billing month 30 days after the consummation of the merger. The Merger Credit will appear on each customer's monthly bill and will be based upon kWh consumption. The Merger Credit reflects non-fuel related merger savings and the associated merger costs based on estimated values included in AEP's merger filing with the FERC. Although the amounts are only estimates, the Joint Applicants have committed to guarantee their estimate of not merger savings. Associated merger costs have been classified by AEP as either "Cost to Achieve" or "Change in Control Payments."(3)

         The Merger Credit will be in effect for an initial eight-year period, with all associated merger costs amortized over the same eight years. The Cost to Achieve the merger will be shared by both customers and shareholders of AEP, while the Change in Control Payments will be borne solely by AEP shareholders. At the completion of the initial eight years, customers will


----------------------
(3) The Change in Control Payments relate to a special incentive plan adopted by CSW for 16 key employees in October 1996. See Joint Applicants' Response to Commission Staff's Information Request (requested at the informal conference of April 22, 1999), Item 4 at 61.

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have received 55 percent, or $28.365 million, of the total net merger savings for the period.(4) The Merger Credit will continue beyond the initial eight-year period, reflecting the gross merger savings estimated for the eighth year, and will be allocated between customers and shareholders in the same manner as was utilized during the initial eight-year period. This annual amount of customer savings will be $5.243 million and will continue until Kentucky Power's next base rate case which will allocate total gross merger savings to customers. Should Kentucky Power file a base rate case during the initial eight-year period, the Merger Credit will remain in effect. Any legislatively mandated rates that are part of any legislation enacted to deregulate the electric industry in Kentucky will not diminish or offset, but will be in addition to, the bill reductions established in the Settlement Agreement.

         Rate Moratorium. The Settlement Agreement provides that Kentucky Power will not request a general increase in its existing base rates and charges that will be effective prior to January 1, 2003, or three years from the effective date of the merger, whichever is later. Kentucky Power's fuel adjustment clause, environmental surcharge, demand side management adjustment clause and system sales tracker are not included in this rate moratorium. Kentucky Power, moreover, may seek a general rate adjustment during the moratorium period if, after a public evidentiary hearing, the Commission determines that events constituting a force majeure as defined in the Settlement Agreement have occurred. The Intervenors have agreed not to Seek a reduction in base rates during the rate moratorium period. The Settlement Agreement does not preclude the Commission from initiating proceedings to investigate Kentucky Power's rates should it find that circumstances warrant such proceedings.

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(4) See Settlement Agreement, Attachment A. The annual Merger Credit amount ranges from $1.464 million to $4.626 million during the initial eight-year period.

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         Fuel Savings. The Settlement Agreement provides that all savings of fuel and purchase power expenses that result from the proposed merger will flow directly to Kentucky Power's retail customers through its existing fuel adjustment clause mechanism. AEP further agrees to hold Kentucky Power's native load customers harmless from higher replacement power costs of foregone revenues caused by current AEP operating companies supplying power to the service area of the CSW operating companies.

         Environmental Surcharge Litigation. The Settlement Agreement seeks to resolve all outstanding matters involving Kentucky Power's environmental surcharge mechanism. It requires the dismissal of all appeals,(5) including the Commission's, now before the Kentucky Court of Appeals involving the Commission's Orders in Case No. 96-489.(6) All parties will dismiss their appeals without prejudice. The Settlement Agreement further provides that Kentucky Power may, beginning January 1, 2000, recover through its environmental surcharge mechanism the costs associated with the low NOx burners for Big Sandy Generating Units No. 1 and No. 2. Kentucky Power will forego any recovery of costs eligible for recovery prior to January 1, 2000.(7) The Settlement Agreement also provides that the Commission's most recent review(8) of Kentucky Power's environmental surcharge be closed without further adjustment.


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(5) Kentucky Power Company d/b/a American Electric Power v. Kentucky Public
Service Commission, et al., No. 1998-CA-001337 (filed July 25, 1998); Com. of Ky., ex rel., A.B. Chandler, III, Attorney General v. Kentucky Public Service Commission, et al, No. 1998-CA-001344 (filed July 28, 1998); Kentucky Industrial Utility Customers, Inc. v. Com. of Ky., ex rel., A.B. Chandler, III, Attorney General, No. 1998-CA-001417 (filed July 25, 1998); Kentucky Public Service Commission v. Com. of Ky., ex rel., A.B. Chandler, III, Attorney General, No. 1998-CA-001455 (filed July 27, 1998); Kentucky Power Company v. Kentucky Public Service Commission, et al., 1998-CA-002476 (filed Oct. 1, 1998).

(6) Case No. 96-489, Application of Kentucky Power Company d/b/a American Electric Power to Assess a Surcharge under KRS 278.183 to Recover Costs of Compliance with the Clear Air Act and Those Environmental Requirements Which Apply to Coal Combustion Waste and By-Products.

(7) In Commonwealth of Kentucky ex rel. Chandler v. Kentucky Public Service Commission, Nos. 97-CI-01138, 97-CI-01144, 97-CI-01319 (Ky. Franklin Cir. Ct.
May 14, 1998), the Franklin Circuit Court


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         Affiliated Standards. The Settlement Agreement provides for affiliate standards and guidelines that will apply to transactions between AEP operating companies and their affiliates. These standards will take effect upon the consummation of the merger and remain in effect "until new affiliate standards imposed by either the Commission or by the General Assembly."(9)

         Quality of Service. The Settlement Agreement requires Kentucky Power and AEP to maintain service quality and reliability at existing levels. Kentucky Power and AEP agree to provide annually service reliability reports addressing the duration and frequency of customer disruptions and annual Call Center performance measures for those centers that handle Kentucky customer calls. They also commit to compile outage data detailing each circuit's reliability performance to identify and resolve reliability problems.

         Most Favored Nations Provisions. The Joint Applicants agree that if, in connection with the proposed merger, any state or federal regulatory commission imposes conditions on AEP that would benefit ratepayers in one jurisdiction, equivalent net benefits and conditions will be extended to Kentucky retail customers.

                               COMMISSION FINDINGS

         Having thoroughly reviewed the Settlement Agreement, the Commission finds that the Settlement Agreement represents a reasonable resolution to the issues surrounding the proposed merger and should be approved. The Settlement Agreement allows for a fair and equitable

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reversed in part the Commission's Order of May 27, 1997 and directed the
Commission to permit Kentucky Power's recovery of low Nox burner costs incurred after May 19, 1997.

(8) Case No. 98-624. An Examination By The Public Service Commission of The Environmental Surcharge Mechanism of Kentucky Power Company d/b/a American Electric Power As Billed From January 1, 1998 to June 30, 1998.

(9) Settlement Agreement at 6.



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distribution of the merger benefits between ratepayers and shareholders and protects Kentucky Power ratepayers from many of the potential risks posed by the merger.

         The Commission notes that the Settlement Agreement imposes new reporting requirements on Kentucky Power in the areas of service quality and reliability. While we recognize the difficulties presented by the terrain and topography in portions of Kentucky Power's service territory, the Commission reminds Kentucky Power that its top priority must be service quality and reliability. In the event that Kentucky Power's quality of service experiences a decline, the Commission is prepared to require additional measures be taken.

         The Commission also notes that the Settlement Agreement will end the lengthy and extensive litigation surrounding Kentucky Power's environmental surcharge mechanism. By this Order, we approve in principle those provisions and authorize our legal counsel to take all actions necessary to implement the Settlement Agreement's provisions and to dismiss all outstanding appeals pending before the Kentucky Court of Appeals. Because the issues dealing with Kentucky Power's environmental surcharge mechanism are addressed in other Commission proceedings that have not been consolidated with this proceeding, however. the Commission must implement certain of the provisions related to that mechanism through Orders in those proceedings. The Commission will issue those Orders as soon as possible.(10)



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(10) Within the next few days, the Commission will issue an Order in Case No.
98-624 to close Kentucky Power's current environmental surcharge proceedings. Implementing the provisions related to the recovery of the costs associated with the low NOx burners for Big Sandy Generating Units No. 1 and No. 2 will require the issuance of an Order in Case No. 96-489. That action will occur upon dismissal of all outstanding appeals.





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                             REPORTING REQUIREMENTS

         In previous cases,(11) the Commission has determined that to effectively monitor the activities of the jurisdictional utility, its parent company and related subsidiaries, and to protect ratepayers, certain additional reports should be furnished by the jurisdictional utility to the Commission on an annual, periodic, or other basis as appropriate. The Commission finds that similar requirements are appropriate in this case as well. (12)


Periodic Reports

         The annual financial statements of AEP should be furnished, including consolidating adjustments of AEP and its subsidiaries with a brief explanation of each adjustment and all periodic reports filed with the SEC. (13) All subsidiaries should prepare and have available monthly and annual financial information required to compile financial statements and to comply with other reporting requirements. The financial statements for any non-consolidated subsidiaries of AEP should be furnished to the Commission.

         AEP should also furnish the following reports on an annual basis:

         1. A general description of the nature of intercompany transactions with specific identification of major transactions, and a description of the basis upon which cost allocations


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(11) See, e.g., Case No. 10296, The Application of Kentucky Utilities Company to
Enter Into an Agreement and Plan of Exchange and to Carry Out Certain Transactions in Connection Therewith (Oct. 6, 1988); Case No. 89-374,
Application of Louisville Gas and Electric Company for an Order Approving an Agreement and Plan of Exchange and to Carry Out Certain Transactions in Connection Therewith (May 25, 1990); Case No. 94-104, Application of the Cincinnati Gas & Electric Company and CINergy Corp. for Approval of the Acquisition of Control of The Union Light, Heat & Power Company by CINergy Corp. (May 13, 1994); Case No. 97-300, Joint Application of Louisville Gas and
Electric Company and Kentucky Utilities Company for Approval of Merger (Sept.
12, 1997).

(12) The imposition of these requirements is consistent with KRS 278.020(5), KRS
278.230 and Paragraph 8 of the Stipulation and Settlement Agreement.

(13) The requested SEC reports include, but are not limited to, the U5S and U-13-60 reports.


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and transfer pricing have been established. This report should discuss the use of the cost or market standard for the sale or transfer of assets, the allocation factors used, and the procedures used to determine these factors if they are different from the procedures used in prior years.

         2. A report that identifies professional personnel transferred from Kentucky Power to AEP or any of the non-utility subsidiaries and describes the duties performed by each employee while employed by Kentucky Power and to be performed subsequent to transfer.

         AEP should file on a quarterly basis, a report detailing Kentucky Power's proportionate share of AEP's total operating, revenues, operating and maintenance expenses, and number of employees.


Special Reports

         Other special reports should be furnished to the Commission as necessary. In anticipation that transfers of utility assets and investments by AEP will occur in the future, AEP should file any contracts or other agreements concerning the transfer of such assets or the pricing of intercompany transactions with the Commission at the time the transfer occurs.

         AEP should also file the following information:

         1. A quarterly report of the number of employees of AEP and each subsidiary on the basis of payroll assignment.

         2. An annual report containing the years of service at Kentucky Power and the salaries of professional employees transferred from Kentucky Power to AEP or its subsidiaries filed in conjunction with the annual transfer of employees report.

         3. An annual report of cost allocation factors in use, supplemented upon significant change.

         4. Summaries of any cost allocation studies when conducted and the basis for the methods used to determine the cost allocation in effect.



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         5. An annual report of the methods used to update or revise the cost allocation factors in use, supplemented upon significant change.

         6. Current Articles of Incorporation and bylaws of affiliated companies in businesses related to the electric industry or that would be doing business with AEP.

         7. Current Articles of Incorporation of affiliated companies involved in non-related business.

         After consummation of the merger, AEP will remain a registered holding company under the Public Utility Holding Company Act of 1935 and under the oversight of several regulatory bodies. Where the same information sought in these reports has been filed with the SEC, FERC, or another state regulatory commission, AEP may provide copies of that filing rather than prepare separate reports. Further, AEP may request the Commission to review these reporting requirements after the merger is completed to determine if the documentation being provided is either excessive or redundant.

         The Commission recognizes that the proposed merger has not yet received all necessary regulatory approvals. Consequently, the form or substance of the anticipated benefits of the merger might ultimately vary from those reviewed in this case. To the extent that the merger is subject to conditions or changes not reviewed in this case, the Joint Applicants should amend their filing to allow the Commission and all parties an opportunity to review the revisions to ensure that Kentucky Power and its customers are not adversely affected and that any additional benefits flow through the favored nations clause.

                              MOTION FOR REHEARING

         The Kentucky Association of Plumbing-Heating-Cooling Contractors, Inc. and Kentucky Propane Gas Association (collectively "Contractors") have moved for reconsideration of the


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Commission's Order of May 20, 1999 in which we denied their application for full intervention. In support of their motion, the Contractors state that they have an interest in this proceeding as the Joint Applicants have not expressly precluded the possibility of competing with their members or to refrain such competition pending completion of Administrative Case No. 369.(14)

         Having considered the motion, the Commission does not find good cause to modify its May 20, 1999 Order. While the Commission acknowledges the Contractors' concerns regarding utility affiliate transactions, these concerns are more appropriately addressed in Administrative Case No. 369, which was initiated specifically to review these issues as they relate to all regulated utilities. Moreover, Commission approval of the Settlement Agreement neither binds nor limits our ability to deal with the issue of affiliated transactions. The Settlement Agreement contains no provision limiting the scope of our discretion in this area. It specifically provides that its affiliate standards "apply from the date of closing of the merger until new affiliate standards imposed by state legislation or State Commission action become effective." Settlement Agreement at 6.

                                     SUMMARY

         After consideration of the evidence and being otherwise sufficiently advised, the Commission finds that:

         1. The proposed merger of AEP and CSW will result in an indirect change in control of Kentucky Power and therefore requires prior Commission approval. KRS 278.020(4) and (5).

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(14) The Administrative Case No. 369, An Investigation of The Need For Affiliate
Transaction Rules and Cost Allocation Requirements For All Jurisdictional Utilities.


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         2. The proposed merger of AEP and CSW and the resulting indirect change in control of Kentucky Power is in accordance with law, for a proper purpose, and with the conditions and assurances established herein consistent with the public interest.

         3. AEP and Kentucky Power have and, upon completion of the proposed merger, will retain the financial, managerial and technical abilities to provide reasonable utility service.

         4. The "Stipulation and Settlement Agreement," appended hereto, is reasonable, does not conflict with any regulatory principle and should be approved.

         5. The Contractor's Motion for Reconsideration should be denied.

         6. AEP and Kentucky Power should file the reports and other information as specifically set out in this Order.

         7. The Joint Applicants should submit copies of final approval received from the FERC, SEC, FTC, DOJ, and all state regulatory commissions to the extent that these documents have not been provided. With each submittal, the Joint Applicants shall further state whether Paragraph 10 of the Settlement Agreement requires changes to the regulatory plan approved herein.

         IT IS THEREFORE ORDERED that:

         1. The Joint Applicants' Application for an Order declaring that the merger of AEP and CSW is not subject to approval pursuant to KRS 278.020(4) or
(5) is denied.

         2. The terms and conditions set forth in the Settlement Agreement, a copy of which is appended hereto, are adopted and approved and are incorporated into this Order as if fully set forth herein.


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         3. The proposed merger transaction and resulting indirect transfer of control are approved, subject to additional review in the event that the merger or the anticipated benefits are changed or modified as a result of action by other regulatory agencies.

         4. The proposed Net Merger Savings Credit Tariff is approved.

         5. Within 20 days of the date of this Order, Kentucky Power shall file revised tariff sheets reflecting the approved Net Merger Savings Credit Tariff.

         6. AEP and Kentucky Power shall comply with all reporting requirements described herein.

         7. The Kentucky retail jurisdictional share of the estimated transaction, regulatory processing and transition costs incurred to merge and combine AEP and CSW shall be deferred and amortized for recovery over eight years. This amortization shall begin with the date of the combination and shall continue for eight years on a straight-line basis.

         8. The Joint Applicants shall within five days of the consummation of the proposed merger file a written notice setting forth the date of merger and the effective date of the Net Merger Saving Credit Tariff.

         9. The proposed settlement of outstanding litigation involving Kentucky Power's environmental surcharge mechanism, as set forth in the Settlement Agreement, is approved. Commission counsel is authorized to execute all necessary documents to dismiss all appeals identified in Footnote 6 of this Order.

         10. The Contractors' Motion for Reconsideration is denied.

         Done at Frankfort, Kentucky, this 14th day of June, 1999.

                                                By the Commission


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         ATTEST:

         /s/ Helen C. Helton
             Executive Director




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                                    APPENDIX

             AN APPENDIX TO AN ORDER OF THE KENTUCKY PUBLIC SERVICE

                   COMMISSION IN CASE NO. 99-149 DATED 6/14/99
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                            COMMONWEALTH OF KENTUCKY
                                   BEFORE THE
                      PUBLIC SERVICE COMMISSION OF KENTUCKY

IN THE MATTER OF:

JOINT APPLICATION OF KENTUCKY POWER COMPANY  )
AMERICAN ELECTRIC POWER COMPANY, INC.        )
AND CENTRAL AND SOUTH WEST CORPORATION       )     CASE NO.  99-149
REGARDING A PROPOSED MERGER                  )



                      STIPULATION AND SETTLEMENT AGREEMENT

On February 17, 1999 the Staff of the Public Service Commission of Kentucky ("Commission") issued a letter stating staff's belief that the Commission has jurisdiction under KRS 278.020(5) to review the proposed merger of Central and South West Corporation ("CSW") into American Electric Power Company, Inc. ("AEP") and requested that Kentucky Power Company ("Kentucky Power", "KPCO" or the "Company") advise in writing by March 8, 1999 of the date AEP would file an application for Commission approval of "the indirect change in control of Kentucky Power Company." On March 5, 1999 the Company issued a letter notifying the Commission that it would file the requested application by April 15, 1999. The letter also indicated that the Company expected to provide the Staff and the Commission with sufficient information to enable the Commission to approve its application within the sixty (60) day period prescribed by the statute. The letter further preserved the Company's legal arguments regarding the application of KRS 278.020 (5) to this merger.

On April 15, 1999 the Company, AEP and CSW filed a Joint Application with supporting testimony and workpapers. The proceeding was designated P.S.C. Case No. 99-149. On April 22, 1999 the Commission issued a letter indicating that the Commission staff had reviewed the Company's application and found that it met the minimum filing requirements.

On May 4, 1999 the Attorney General, Office of the Rate Intervention ("Attorney General"), and Kentucky Electric Steel, Inc. ("KESI") were granted full intervention in Case No. 99-149. On May 11, 1999 Kentucky Industrial Utility Customers Inc. ("KIUC"), was also granted full intervention in Case No. 99-149. These parties will be referred to herein collectively as the "Intervenors".

On April 22, 1999 a Technical Conference was held at the Commission's offices. On May 4, May 11, May 17, and May 20, 1999 settlement conferences were held at the Commission's offices. Present were the Staff and counsel for the Intervenors, as well as Company representatives.
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Solely for the purposes of compromise and settlement of the issues in this proceeding, Central and South West Corporation, American Electric Power Company, Inc., Kentucky Power Company, which does business in Kentucky as American Electric Power, the Attorney General, Kentucky Industrial Utility Customers, Inc. and Kentucky Electric Steel, Inc. (collectively referred to as the "Parties") have met and reached a settlement agreement ("Agreement") which they hereby submit and recommend for approval to the Commission. If the Commission does not approve the settlement agreement in its entirety and incorporate it in the Final Order, the proposed Agreement shall be null and void and deemed withdrawn, unless such change is agreed to by the Parties.

                              SETTLEMENT AGREEMENT

WHEREAS AEP and CSW have filed various applications before federal and state agencies seeking approvals necessary to consummate a proposed merger of the two companies; and

WHEREAS the Parties have met and explored various issues related to the proposed merger and their agreements and differences regarding the effects of the proposed merger on competition between electricity providers and on the terms and conditions under which retail electric utility service is provided; and

WHEREAS the Parties recognize the costs and uncertainty of litigation and the desirability of consensual voluntary resolution of their differences and the legitimate interests and good faith of each of the parties in achieving the objectives each desires to achieve; and

WHEREAS, the Parties agree as follows:

That AEP, KPCO and the Intervenors will recommend to the Commission that the following Agreement be adopted by the Commission in an order or other appropriate formal action that references this Agreement or incorporates all of the provisions thereof. Where appropriate, the Commission action may address or reserve other matters ancillary or incidental to the matters addressed in this Agreement, for immediate or future disposition, in a manner not inconsistent with the Agreement.

All appropriate terms are defined in the "Definitions" section of the Agreement.

The Parties:

1. Will not oppose the proposed merger pending before the Federal Energy Regulatory Commission ("FERC").

2. Will not oppose AEP's filings previously made at the United States Securities and Exchange Commission ("SEC") in connection with the proposed merger, together with any non-material changes or supplements thereto.

AEP, or Kentucky Power Company, conditional on merger consummation will:

1. REGULATORY PLAN. KPCO will implement a Net Merger Savings Credit tariff that will reduce bills to customers by the annual amounts shown in Attachment A beginning with the first full billing month available following thirty days from the consummation of the merger. The annual bill reduction amounts shown in Attachment A will be refunded to customers based upon kwh consumption. Each individual year's bill reduction will apply for a twelve month period. A Balancing Adjustment Factor (B.A.F.) per Kwh will be included for the second through the twelfth month of the current distribution year which will reconcile any over- or under-distribution of the net savings from prior years.

The merger savings and costs are based on estimated values included in AEP's filing with the Federal Energy Regulatory Commission ("FERC") in Docket No. EC98-40-000.

Absent a force majeure, KPCO will not file a petition, which, if approved, would have the effect, either directly or indirectly, of authorizing a general increase in basic rates and charges that would be effective prior to January 1, 2003 or three years from the effective date of the merger, whichever is later (the "rate moratorium"), and the Intervenors agree not to seek a reduction in base rates during the rate moratorium. During this period, the fuel adjustment clause, the environmental surcharge, the demand side management adjustment and the system sales tracker shall continue in force and shall not be subject to any freeze. During the rate moratorium period, and not withstanding any force majeure event, any discount, including but not limited to, operating reserve and interruptible discounts contained in special contracts as currently approved by the Commission, shall remain in force and shall not be changed for any customer receiving the discount.

The Parties and the Commission will dismiss the appeals and cross-appeals in Case Nos. 98 CA 00137, 98 CA 001344, 98 CA 001417, 98 CA 001455 and 98 CA
002476. The dismissal shall be without prejudice in any other action with respect to the positions taken by the parties in dismissed litigation.

Effective January 1, 2000, KPCO shall begin collecting the environmental surcharge, including the costs of the Low Nox burners for the Big Sandy generating plant's Unit No. 1 and Unit No. 2, in accordance with the decisions of the Franklin Circuit Court Opinion and Order dated April 30, 1998 and its Amended Opinion and Order dated May 14, 1998 in Consolidated Case Nos. 97-CI-01138, 97-CI-01144 and 97-CI-00137 (except those portions of the decision allowing retroactive recovery of the surcharge).

The parties further agree that there shall be no adjustment to the environmental surcharge as a result of the six month review in P.S.C. Case No. 98-624.

Notwithstanding any base rate proceeding during the eight year period after the consummation of the merger, the annual amounts shown in Attachment A will remain in effect. After the eight year period and absent a base rate proceeding, the Company will continue through the Net Merger Savings Credit to reduce bills to customers by the annual amount shown on Attachment

A which is the customers' portion of the net savings without the amortization of the costs to achieve during the eighth year after the consummation of the merger.

KPCO must implement the above rate reductions in the manner and amounts described above notwithstanding any changes to the current regulatory structure in Kentucky. In the event that retail electric deregulation legislation is implemented in Kentucky or if there is any unbundling or restructuring, KPCO shall continue to apply the regulatory plan's provisions to regulated rates of its Kentucky retail jurisdictional customers.

Any legislatively mandated adjustments to base rates, of any kind, that are part of any retail electric deregulation legislation implemented in Kentucky shall not diminish or offset, but shall be in addition to, the bill reductions established in this proceeding.

Subject to this agreement, AEP and KPCO will defer and amortize their Kentucky retail jurisdictional estimated merger related costs-to-achieve over an 8-year recovery period. Costs to achieve the merger are those costs incurred to consummate the merger and combine the operations of AEP and CSW. These costs include, but are not limited to, investment banking fees; consulting and legal services incurred in connection with obtaining regulatory and shareholder approvals; transition planning and development costs; employee separation costs including severance costs, change-in-control payments and retraining costs; and facilities consolidation costs. The Commission will issue accounting orders or other orders necessary to authorize the deferral and amortization of merger costs.

If the merger is not consummated, the Company commits and agrees not to seek to recover termination fees, the "Out of Pocket" and "Topping Out" fees associated with the merger as described in Sections 9.5 and 9.6 of the Agreement and Plan of Merger By and Among American Electric Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation dated December 21, 1997 (Merger Agreement); and further commit and agree not to seek to recover the fee that may be charged by Morgan Stanley.

In any proceeding to change base rates for KPCO to become effective after the consummation of the merger, the following rate treatment will be reflected:

         A. Estimated non-fuel merger savings, net of costs to achieve will be included in cost of service as an allowable expense in order to avoid duplication and to continue to provide shareholders with their share of the net savings. The amount to be included in the cost of service shall be based upon the test year period. (See Attachment B).

         B. Amortization of estimated costs to achieve will be included in cost of service as an allowable expense. The amount to be included in the cost of service shall be based upon the test year period. (See Attachment B).

In any base rate proceeding after the eight year period, neither the merger savings credit rider nor the expense adjustments described in A. and B. above will be reflected in the test year.

2. FUEL MERGER SAVINGS. All savings of fuel and purchased power expenses resulting from the merger shall benefit retail customers through existing fuel clause recovery mechanisms applied by State Commissions. In circumstances when one or more AEP operating companies in one AEP zone are supplying power to the other AEP zone, and as a result, the supplying zone needs to purchase replacement power to serve its native load, AEP shall hold harmless the native load customers of the supplying zone from any price differential between the replacement power and the system power supplied to the other zone. Similarly, if one or more AEP operating companies in one AEP zone are supplying power to the other AEP zone, and as a result, the supplying zone loses the opportunity to sell power at a price higher than received from the zone being supplied, AEP shall credit the supplying zone for the foregone revenues.

3. For purposes of this Settlement Agreement, force majeure shall mean circumstances that cause any of the following to occur: a) the bond rating for Kentucky Power Company to fall below an investment grade rating of Baa3 (Moody's) or BBB- (Standard & Poor's), or b) an increase in the federal and/or state income taxes of KPCO, which increase is the result of changes in federal or state income tax provisions, or c) an increase in KPCO's total electric operating expenses, excluding fuel and purchased power, due to circumstances beyond its control, and further excluding the costs of compliance with federal, state or local environmental requirements which apply to coal combustion wastes and by-products from facilities utilized for production of energy from coal.

For purposes of this force majeure provision, an increase is defined as an increase in expense in an annualized amount greater than five percent (5%) of AEP's Kentucky jurisdictional net revenues (i.e., operating revenues less fuel and purchased power) for the preceding twelve months.

A force majeure may only exist under the terms of this Settlement Agreement if the Commission finds in a rate application filed by the Company that the circumstances allowed for under this Settlement Agreement are a force majeure, as defined in this Agreement, after a public evidentiary hearing in which al the Parties may participate.

4. STRANDED COSTS. AEP and its operating companies agree not to seek or recover any stranded costs associated with the operating companies of one AEP zone from the retail customers of the other AEP zone.

5. PROCEEDS OF FACILITY SALES. Any proceeds from the sale of facilities shall go to the AEP operating company in whose rate base the facilities are included, for further disposition in accordance with the rules and orders of the regulatory authorities whose jurisdiction encompasses the ultimate disposition of such proceeds.

6. SYSTEM INTEGRATION AGREEMENTS. To mitigate any perceived impacts of the merger on AEP's ability to exercise market power. AEP proposed in its FERC merger application a mitigation plan. To protect retail customers, AEP agrees to hold harmless the retail customers from any mitigation plan included in any FERC order approving the merger of AEP-CSW. To implement this Agreement in any general retail electric rate proceeding commenced by the filing of a petition on or after the date of this Agreement, in which an AEP operating company requests a change in its basic rates and charges, or in any other proceeding where so ordered by the State Commission, AEP shall have the burden therein to prove that such requested rate relief does not reflect mitigation-related costs.

AEP commits to file any allocation of the cost of new, modified or upgraded generation or transmission facilities whose costs will be subject to the System Integration Agreement or the System Transmission Agreement with the FERC and to notify each State Commission of any such filing at the time it is made. Notification to each State Commission will include an estimate of the cost of construction, an explanation of the reasons for constructing the facilities, studies supporting the construction of the facilities, and a proposed allocation of the facilities' costs. If AEP plans to purchase an in-service facility or already constructed and soon-to-be-in-service facility, AEP will follow the above described procedures and will include as part of the notification to the State Commission an explanation of the circumstances causing the AEP operating company to make the purchase in question.

7. REGULATORY AUTHORITY. AEP agrees not to seek to overturn, reverse, set aside, change or enjoin, whether through appeal or the initiation or maintenance of any action in any forum, a decision or order of a State Commission based on the assertion that the authority of the Securities and Exchange Commission as interpreted in Ohio Power Co. v. FERC, 954 F.2d 779 (D.C. Cir. 1992) cert. denied, 498 U.S. 73 (1992) impairs the State Commission's ability to examine and determine the reasonableness of non-power affiliate transaction costs to be passed to retail customers. The parties agree that the Ohio Power waiver does not include waiver of any arguments that AEP may have with respect to the reasonableness of SEC approved cost allocations. AEP will provide each State Commission with notice at least 30 days prior to any filings that propose new allocation factors with the SEC. The notice need not be in the precise form of the filing but shall include, to the extent information is available, a description of the proposed factors and the reasons supporting such factors. AEP and State Commission Staff will make a good faith attempt to resolve their differences, if any, in advance of a filing being made at the SEC.

8. AFFILIATE STANDARDS. The following affiliate standards shall apply from the date of closing of the merger until new affiliate standards imposed by state legislation or State Commission action become effective.

         A. The financial policies and guidelines for transactions between an AEP operating company and its affiliates shall reflect the following principles:

                  1. An AEP operating company's retail customers shall not subsidize the activities of the operating company's non-utility affiliates or its utility affiliates.

                  2. An AEP operating company's costs for jurisdictional rate purposes shall reflect only those costs attributable to its jurisdictional customers.

                  3. These principles shall be applied to avoid costs found to be just and reasonable for ratemaking purposes by the affected State Commission being left unallocated or stranded between various regulatory jurisdictions, resulting in the failure of the opportunity for timely recovery of such costs by the operating company and/or its utility affiliates; provided, however, that no more than one hundred percent of such costs shall be allocated on an aggregate basis to the various regulatory jurisdictions.

                  4. An AEP operating company shall maintain and utilize accounting systems and records that identify and appropriately allocate costs between the operating company and its affiliates, consistent with these cross-subsidization principles and such financial policies and guidelines.

         B. Each State Commission shall have access to the employees, officers, books and records of any affiliate of its jurisdictional AEP operating company to the same extent and in like manner that each such State Commission has over a public utility operating within the state in which such State Commission exercises its regulatory authority if the affiliate had engaged in direct or indirect transactions with the jurisdictional AEP operating company. If such employees, officers, books and records can not be reasonably made available to a State Commission, then upon request of a State Commission, the AEP operating company shall, in accordance with state reimbursement rules, reimburse the State Commission for appropriate out-of-state travel expenses incurred in accessing the employees, officers, books and records. Each AEP operating company shall maintain, in accordance with generally accepted accounting principles, books, records, and accounts that are separate from the books, records, and accounts of its affiliates, consistent with Part 101 - Uniform System of Accounts Prescribed for Public Utilities and Licensees Subject to the Provisions of the Federal Power Act. Any objections to providing all books and records must be raised before the State Commission and the burden of showing that the request is unreasonable or unrelated to the proceeding is on the AEP operating company. The confidentiality of competitively sensitive information shall be maintained in accordance with each State Commission's rules and regulations.

         C. In accordance with generally accepted accounting principles and consistent with state and federal guidelines, an AEP operating company shall record all transactions with its affiliates, whether direct or indirect. An AEP operating company and its affiliates shall maintain sufficient records to allow for an audit of the transactions involving the operating company and its affiliates. Asset transfers from an AEP operating company to a non-utility affiliate and asset transfers from a non-utility affiliate to an AEP operating company shall be at fully distributed costs in accordance with current Securities and Exchange Commission (SEC) issued requirements or other statutory requirements if the SEC has no jurisdiction.

         D. An AEP operating company shall not allow a non-utility affiliate to obtain credit under any arrangement that would permit a creditor, upon default, to have recourse to the operating company's assets. The financial arrangements of an AEP operating company's affiliates are subject to the following restrictions unless otherwise approved by that operating company's State Commission:

                  1. An indebtedness incurred by a non-utility affiliate will be without recourse to the operating company.

                  2. An AEP operating company shall not enter into any agreements under terms of which the operating company is obligated to commit funds in order to maintain the financial viability of a non-utility affiliate.

                  3. An AEP operating company shall not make any investment in a non-utility affiliate under circumstances in which the operating company would be liable for the debts and/or liabilities of the non-utility affiliate incurred as a result of acts or omissions of a non-utility affiliate.

                  4. An AEP operating company shall not issue any security for the purpose of financing the acquisition, ownership, or operation of a non-utility affiliate.

                  5. An AEP operating company shall not assume any obligation or liability as guarantor, endorser, surety, or otherwise with respect to any security of a non-utility affiliate.

                  6. An AEP operating company shall not pledge, mortgage or otherwise use as collateral any assets of the operating company for the benefit of a non-utility affiliate.

                  7. AEP shall hold harmless the retail customers of an AEP operating company from any adverse effects of credit rating declines caused by the actions of non-utility affiliates.

         Transactions between AEP operating companies and affiliates involving a money pool for the financing of short-term funding requirements are exempt from the requirements of this paragraph. Further, the provisions of this paragraph would not preclude AEP operating companies from issuing securities or assuming obligations related to their existing coal subsidiaries.

         E. An untariffed, non-utility service provided by an AEP operating company or affiliated service company to any affiliate shall be itemized in a billing statement pursuant to a written contract or written arrangement. The AEP operating company and any affiliated service company shall maintain and keep available for inspection by the State Commission copies of each billing statement, contract and arrangement between the AEP operating company or affiliated service company and its affiliates that relates to the provision of such untariffed non-utility services.

         F. Any good or service provided by a non-utility affiliate to an AEP operating company shall be by itemized billing statement pursuant to a written contract or written arrangement. The operating company and non-utility affiliate shall maintain and keep available for inspection by the State Commission copies of each billing statement, contract and arrangement between the operating company and its non-utility affiliates that relates to the provision of such goods and services in accordance with applicable State Commission retention requirements.

         G. Employees responsible for the day to day operations of the AEP operating companies and those of affiliated exempt wholesale generators or affiliated power marketers shall operate independently of one another. AEP shall document all employee movement between and among all affiliates. Such information shall be made available to each State Commission and consumer advocate upon request.

         H. An AEP operating company may not own property in common with an affiliated exempt wholesale generator or affiliated power marketer.

         I. No market information obtained in the conduct of utility business may be shared with an affiliated exempt wholesale generator or affiliated power marketer, except where such information has been publicly disseminated or simultaneously shared with an made available to all non-affiliated entities who have requested such information. Customer specific information shall not be made available to an affiliated exempt wholesale generator or affiliated power marketer except under the same terms as such information would be made available to a non-affiliated company, and only with the written consent of the customer specifying the information to be released.

         J. A non-utility affiliate may use an AEP operating company's name or logo only if, in connection with such use, the affiliate makes adequate disclosures to the effect that (i) the two entities are separate; (ii) it is not necessary to purchase the non-regulated product or service to obtain service from the operating company; and (iii) the customer will gain no advantage from the operating company by buying from the affiliate.

         K. An AEP operating company shall not condition or tie the provision of any product, service, pricing benefit, or waiver of associated terms or conditions, to the purchase of any good or service from its affiliated exempt wholesale generator or power marketer.

         L. Except as provided in paragraph M, an affiliated exempt wholesale generator or affiliated power marketer shall not share office space, office equipment, computer systems or information systems with an AEP operating company.

         M. Computer systems and information systems may be shared between an AEP operating company and non-utility affiliates only to the extent necessary for the provision of corporate support services; however, the operating company shall ensure that the proper security access and other safeguards are in place to ensure full compliance with these affiliate rules.

         N. An AEP operating company may engage in transactions directly related to the provision of corporate support services with its affiliates in accordance with requirements relating to service agreements. As a general principle, such provision of corporate support services shall not allow or provide a means for the transfer or confidential information from the operating company to the affiliate, create the opportunity for preferential treatment or unfair competitive advantage, create opportunities for cross-subsidization of affiliates, or otherwise provide any means to circumvent these affiliate rules.

         O. Except as provided in paragraph N, an AEP operating company may only make a product or service available to an affiliated exempt wholesale generator or an affiliated power marketer if the product or service is equally available to all non-affiliated exempt wholesale generators and power marketers on the same terms, conditions and prices, and at the same time. An AEP operating company shall process all requests for a product or service from affiliated and non-affiliated exempt wholesale generators and power marketers on a non-discriminatory basis.

         P. An AEP operating company which provides both regulated and non-regulated services or products, or an affiliate which provides services or products to an AEP operating company, shall maintain documentation in the form of written agreements, an organization chart of AEP (depicting all affiliates and AEP operating companies), accounting bulletins, procedure and work order manuals, or other related documents, which describe how costs are allocated between regulated and non-regulated services or products. Such documentation shall be available, subject to requests for confidential treatment, for review by State Commissions in accordance with Paragraph B, above.

         Q. AEP shall designate an employee who will act as a contact for State Commissions and consumer advocates seeking data and information regarding affiliate transactions and personnel transfers. Such employee shall be responsible for providing data and information requested by a State Commission for any and all transactions between the jurisdictional operating company and its affiliates, regardless of which affiliate(s), subsidiary(ies) or associate(s) of an AEP operating company from which the information is sought.

         R. AEP shall designate an employee or agent within each signatory state who will act as a contact for retail consumers regarding service and reliability concerns and to allow a contact for retail consumers for information, questions and assistance. Such AEP representative shall be able to deal with billing, maintenance and service reliability issues.

         S. AEP shall provide each signatory state a current list of employees or agents that are designated to work with each State Commission and consumer advocate concerning state regulatory matters, including, but not limited to, rate cases, consumer complaints, billing and retail competition issues.

         T. Thirty (30) days prior to filing any affiliate contract (including service agreements) with the SEC or the FERC an AEP operating company shall submit to each affected State Commission a copy of the proposed filing.

         U. Any violation of the provisions of these affiliate standards are subject to the enforcement powers and penalties at the State Commissions.

         V. AEP shall contract with an independent auditor who shall conduct biennial audits for ten years after merger consummation of affiliated transactions to determine compliance with these affiliate standards. The results of such audits shall be filed with the State Commissions. Prior to the initial audit, AEP will conduct an informational meeting with State Commissions regarding how its affiliates and affiliate transactions will or have changed as a result of the proposed merger.

         W. If the Public Utility Holding Company Act of 1935 is repealed or materially amended during the time this Agreement is in effect, and equivalent jurisdiction is not given to another federal agency, AEP will work with the State Commissions to ensure that AEP continues to furnish the State Commission with the appropriate information to regulate its jurisdictional AEP operation company. The State Commission may establish its reporting requirements regarding the nature of intercompany transactions concerning the operating company and a description of the basis upon which cost allocations and transfer pricing have been established in these transactions.

9. ADEQUACY AND RELIABILITY OF RETAIL ELECTRIC SERVICE. See Attachment C for the AEP/KENTUCKY POWER SERVICE QUALITY PROGRAM that has been agreed to by the parties.

10. STATUTORY AND OTHER ISSUES. Provided the proposed merger is ultimately consummated, AEP commits that upon issuance of any final and non-appealable order from any state or federal commission addressing the merger that provides benefits or imposes conditions on AEP that would benefit the ratepayers of any jurisdiction, such net benefits and conditions will be extended to all other retail customers to the extent necessary to achieve equivalent net benefits and conditions to all retail customers of AEP.

11. CONTINUED PARTICIPATION. Nothing in this Agreement is intended to preclude the Commission and its staff from addressing in a manner not inconsistent with this Agreement issues raised in the FERC Docket No. 98-40-000.

12. ENFORCEABILITY. AEP and KPCO will not assert in any action to enforce an order approving this Agreement that the Commission lacks the authority to have the provisions of this Agreement enforced under Kentucky law.

DEFINITIONS

1. "AEP zone" means either the area comprising the AEP operating companies providing service in Indiana, Michigan, Kentucky, Ohio, Tennessee, Virginia and West Virginia ("East") or the area comprising the former CSW operating companies providing service in Arkansas, Texas, Oklahoma and Louisiana ("West").

2. "AEP operating company" means an AEP affiliate that is a public utility subject to rate regulation by the FERC and/or a state utility regulatory agency.

3. "Affiliate" means an entity that is an operating company's holding company, a subsidiary of the operating company or a subsidiary of the holding company.

4. "Consumer advocate" means an agency of the state government designated as a representative of consumers in matters involving utility companies before the applicable State Commission.

5. "Entity" means a corporation or a natural person.

6. "Exempt wholesale generator" means an entity which is engaged directly or indirectly through one or more affiliates exclusively in the business of owning or operating all or part of a facility for generating electric energy and selling electric energy at wholesale and who:

         a. does not own a facility for the transmission of electricity, other than an essential interconnecting transmission facility necessary to affect a sale of electric energy at wholesale; and

         b.       has applied to the FERC for a determination under 15 U.S.C.
                  Section 79z-5a.

7. "FERC" means the Federal Energy Regulatory Commission, or any successor governmental agency.

8. "Non-Utility Affiliate" means an Affiliate which is not a domestic public utility. Non-utility affiliate includes a foreign affiliate.

9. "Holding Company" means AEP, or its successor in interest, or any Entity that owns directly or indirectly 10 percent or more of the voting capital stock of a utility operating company, or its successor in interest.

10. "Power Marketer" means an entity which:

         a. becomes an owner or broker of electric energy in a state for the purpose of selling the electric energy at wholesale;

         b. does not own transmission or distribution facilities in a state;

         c.       does not have a certified service area; and

         d. has been granted authority by the FERC to sell electric energy at market-based rates.

11. "SEC" means the United States Securities and Exchange Commission, or any successor governmental agency.

12. "Service Agreement" means the agreement entered into between American Electric Power Service Corp. and AEP's operating companies, under which services are provided by American Electric Power Service Corp. to the operating companies.

13. "Service Company" means an Affiliate whose primary business purpose is to provide among other functions, administrative and general or operating services to AEP utility operating companies.

14. "Services" means the performance of activities having value to one party including, but not limited to, managerial, financial, accounting, legal, engineering, construction, purchasing, marketing, auditing, statistical, advertising, publicity, tax, research, and other similar services.

15. "Subsidiary" means any corporation 10 percent or more of whose voting capital stock is controlled by another Entity.

16. "Utility Affiliate" means an affiliate of a utility operating company that is also a public utility.

Presentation of Agreement to the Commission

1. The Parties shall move for the admission of this Agreement into evidence at the hearing scheduled for May 28, 1999, or such earlier time as the Commission may establish and sponsor evidence including testimony and exhibits as may be required to support Commission approval of this Agreement.

2. The Parties stipulate and agree to the issuance by the Commission of the Proposed Order in the form attached hereto as Attachment D. All of the terms and agreements contained in the Proposed Order are to be interpreted consistent with the provisions of this Agreement, which is to be attached to and incorporated by reference in the Final Order issued by the Commission.

Effect and Use of Agreement

1. This Agreement shall not constitute nor be cited as precedent or deemed an admission by any Party in any other proceeding except as necessary to enforce its terms before the Commission, or any State Court of competent jurisdiction. This Agreement is solely the result of compromise in the settlement process, shall not constitute a concession of subject matter jurisdiction, and except as expressly provided herein, is without prejudice to and shall not constitute a waiver of any position that any of the Parties may take with respect to any or all of the items resolved herein in any future regulatory or other proceedings and, failing approval by this Commission, shall not be admissible or discussed in any subsequent proceedings.

2. The evidence in this Case constitutes substantial evidence sufficient to support the Agreement and provides an adequate evidentiary basis upon which the Commission can make any finding of fact and conclusions of law necessary for the approval of the Agreement, as filed.

3. The issuance of the Final Order shall terminate any further proceedings in this Case.

4. In the event this Case is required to be litigated, the Parties expressly reserve all of their rights to make objections and motions to strike with respect to all testimony and exhibits and their right to cross-examine the witnesses presenting such testimony and exhibits.

5. The undersigned have represented and agreed that they are fully authorized to execute this Agreement on behalf of their designated clients who will be bound thereby.

6. The Parties to this Agreement shall not appeal the agreed Final Order or any other Commission order to the extent such orders are specifically implementing the provisions of this Agreement and shall support this Agreement in the event of any appeal by a person not a Party. This provision shall be enforceable by any Party, in any state court of competent jurisdiction.

7. The communications and discussions during the negotiations and conferences that produced the Agreement have been conducted on the explicit understanding that they are or relate to offers of settlement and shall therefore be privileged and not admissible in any proceeding.

         ACCEPTED and AGREED this 24th day of May, 1999.

                                             Central and South West Corporation

                                             By:   /s/ Mark R. Overstreet
                                                   -----------------------------

                                             Kentucky Power Company

                                             By:  /s/ Mark R. Overstreet
                                                   -----------------------------
                                                 Mark R. Overstreet
                                                 Sites and Harbison

                                  AEP

                                  By:   /s/ Richard E. Munczinski
                                        ------------------------------------
                                       Richard E. Munczinski
                                       Senior Vice President
                                       American Electric Power
                                         Service Corporation

                                  Attorney General

                                  By:   /s/ Elizabeth E. Blackford
                                        ------------------------------------

                                      Elizabeth E. Blackford
                                      Assistant Attorney General
                                      Attorney General, Office of Rate
                                      Intervention

                                  Kentucky Industrial Utility Customers, Inc.

                                  By:   /s/ David F. Boehm
                                        ------------------------------------

                                      David F. Boehm
                                      Boehm, Kurtz & Lowry

                                  Kentucky Electric Steel, Inc.

                                  By:   /s/ William H. Jones, Jr.
                                        ------------------------------------
                                        William H. Jones, Jr.
                                  VanAntwerp, Monge, Jones & Edwards, LLP

                                                                    ATTACHMENT A
                                                                     Page 1 of 1

                                 AEP/CSW MERGER
                            NET ANNUAL MERGER SAVINGS
                  AND KENTUCKY CUSTOMER BILL REDUCTIONS ($000)

        (1)                     (2)                         (3)                           (4)
       RATE                     NET                    CUSTOMER BILL                  SHAREHOLDER
       YEAR                MERGER SAVINGS             REDUCTION @ 55%              NET SAVINGS @ 45%
      ------               --------------             ---------------              -----------------
      Year 1                   2,469                       1,464                          1,005
      Year 2                   4,551                       2,554                          1,997
      Year 3                   5,757                       3,185                          2,572
      Year 4                   6,732                       3,695                          3,037
      Year 5                   7,385                       4,037                          3,348
      Year 6                   7,887                       4,299                          3,588
      Year 7                   8,279                       4,505                          3,774
      Year 8                   8,511                       4,626                          3,885
                              ------                      ------                         ------
                              51,571                      28,355                         23,206
                              ======                      ======                         ======




Note: Annual Customer Bill Reduction after year 8 until next base rate case is $5,242,785.

                                                                    ATTACHMENT B
                                                                     Page 1 of 3

                                 AEP/CSW MERGER
                       EXAMPLE OF BASE RATE CASE TREATMENT
                             BASED ON YEAR 3 ($000)

CREDIT PER RIDER CONTINUES                                                                                        (3,184)

INCLUDED IN TEST YEAR

GROSS MERGER SAVINGS                                                                              (7,262)
CHANGE IN CONTROL AMORTIZATION                                                328
OTHER CTA AMORTIZATION                                                      1,178
                                                                 ----------------
TOTAL CTA/CIC AMORTIZATION                                                                         1,506
                                                                                     -------------------
NET MERGER SAVINGS IN TEST YEAR                                                                   (5,756)
ADD BACK TO TEST YEAR COST OF SERVICE

CUSTOMER SHARE                                                              3,184
SHAREHOLDER PORTION                                                         2,572
                                                                 ----------------
                                                                                                   5,756
                                                                                     -------------------
NET BASE REDUCTION                                                                                                     0
                                                                                                                --------
KENTUCKY CUSTOMER RATE REDUCTION                                                                                  (3,184)
                                                                                                                ========

                                                                    ATTACHMENT B
                                                                     Page 2 of 3

                                 AEP/CSW MERGER
                            BASE RATE CASE TREATMENT
                     FOR INCLUSION IN COST OF SERVICE ($000)

                                                              Add Back to Test Year Cost of Service
                                                              -------------------------------------
                             RATE                        CUSTOMER                          SHAREHOLDER
                             YEAR                       NET SAVINGS                        NET SAVINGS
                             ----                       -----------                        -----------
                            Year 1                        1,464                                1,005
                            Year 2                        2,554                                1,997
                            Year 3                        3,185                                2,572
                            Year 4                        3,695                                3,037
                            Year 5                        4,037                                3,348
                            Year 6                        4,299                                3,588
                            Year 7                        4,505                                3,774
                            Year 8                        4,626                                3,885
                                                         ------                               ------
                                                         28,365                               23,206
                                                         ======                               ======

                                                                    ATTACHMENT B
                                                                     Page 3 of 3

                                 AEP/CSW MERGER
                            AMORTIZATION OF ESTIMATED
                                COSTS TO ACHIEVE*

                                     RATE
                                     YEAR                                 AMOUNT
                                     ----                                 ------
                                    Year 1                                1,505,502
                                    Year 2                                1,505,502
                                    Year 3                                1,505,502
                                    Year 4                                1,505,502
                                    Year 5                                1,505,502
                                    Year 6                                1,505,502
                                    Year 7                                1,505,502
                                    Year 8                                1,505,501
                                                                         ----------
                                    TOTAL                                12,044,015              **
                                                                         ==========


*    Includes change in control payments.
**   May not add due to roundings.

                       AEP/KENTUCKY POWER SERVICE QUALITY

                                                                    Attachment C
                                                                     Page 1 of 5


AEP/Kentucky Power (the Company) has as one of its highest priorities a desire to maintain and improve the quality and reliability of service to its customers. The Company commits that current levels of customer service and service reliability shall not degrade as a result of the merger and that it shall undertake all reasonable efforts to improve the quality and reliability of its service. In order to assure the Commission and Kentucky customers of continued excellent service quality in the post-merger environment, the Company commits and agrees to do the following:

1. To maintain the overall quality and reliability of its electric service at levels no less than it has achieved in the calendar years 1995-1998. The Company will provide service reliability reports annually indicating its calendar year Kentucky Customer Average Interruption Duration Index (CAIDI) and Kentucky System Average Interruption Frequency Index (SAIFI). These indices shall be determined and reported, including all storms. Definitions for these measures are included on page 3. On page 5 are listed Kentucky Power's annual SAIFI and CAIDI performance for the years 1995 through 1998.

2. To provide annual Call Center performance measures for those centers which handle Kentucky customer calls. These will include the Call Center Average Speed of Answer (ASA), Abandonment Rate, and Call Blockage. Definitions for these measures are also included on page 4.

         a) The performance measures described in paragraphs 1 and 2 above shall be provided by the end of May of the year following the calendar year in question.

3. Will continue to completely inspect its Kentucky electric facilities every two years and perform tree trimming, lightning arrest or replacement, animal guarding and pole and cross arm replacements.

4. AEP/Kentucky Power management will compile outage data detailing each circuit's reliability performance. In addition, by monitoring repeated outages on a regular basis, the Company will identify and resolve reliability problems which may go unnoticed by using CAIDI and SAIFI results. This data will be coupled with feedback from district field personnel and supervision and management concerning other locations and situations where the impact of outages are quantified. This process will be used to develop a comprehensive work plan each year which focuses efforts to improve service reliability. The Company will undertake all reasonable expenditures to achieve the goal of limiting customer outages.

5. Plans to continue to maintain a high quality workforce to meet its customers needs.

6. Shall designate an employee or agent within Kentucky who will act as a contact for retail consumers regarding service and reliability concerns and to provide a contact for retail consumers for information, questions and assistance. Such AEP/Kentucky Power representative shall be able to deal with billing, maintenance and service reliability issues.

                       AEP/KENTUCKY POWER SERVICE QUALITY

                                                                    Attachment C
                                                                     Page 2 of 5


         a) The company further commits to maintain in Kentucky a sufficient management team to ensure that safe, reliable and efficient electric service is provided and to respond to the needs and inquiries of its Kentucky customers.

7. In the event the Commission adopts industry generic rules concerning customer service standards, AEP/Kentucky Power shall have at its option, the right to incorporate them into this agreement.

         a) AEP/Kentucky Power will have the opportunity to revisit with the Commission the agreed upon measure(s) should the Company wish to propose a specific performance-based ratemaking proposal provided the proposal either includes a reliability measure(s) and/or a customer satisfaction survey measure that contains service reliability as a component.

         b) These standards can be changed during the term of this agreement to reflect any performance-based ratemaking plans or rules which the Commission adopts either for AEP/Kentucky Power and/or generically for the electric utility industry.

8. If retail access is mandated by the Kentucky General Assembly and/or the Commission and/or by federal legislation, AEP/Kentucky Power shall have the right to petition the Commission for modifications to this service quality agreement that are made necessary by the mandating of retail access.

         a) Any such petition must establish the necessity of the proposed modifications and provide appropriate protections to ensure that AEP/Kentucky Power's quality of service will not decline. The Commission will act upon the petition within 90 days or the petition will be deemed to be automatically approved.

9. All prudent costs incurred to comply with the items contained in this Agreement, once incurred, will constitute known and measurable expenses that Kentucky Power shall have an opportunity to recover in accordance with traditional ratemaking principles, through recognition of these costs in its revenue requirement in future rate review.

                       AEP/KENTUCKY POWER SERVICE QUALITY

                                                                    Attachment C
                                                                     Page 3 of 5

                            AEP RELIABILITY MEASURES

1) System Average Interruption Frequency Index (SAIFI) is defined as the number of customers interrupted divided by the number of customers served. It is calculated by the equation:

         SAIFI=            Number of customers interrupted
                -----------------------------------------------------------
                             Number of customers served

2) Customer Average Interruption Duration Index (CAIDI) is defined as the number of customer hours of interruption divided by the number of customers interrupted. It is calculated by the equation:

         CAIDI=            Sum of all customer hours of interruption
                -----------------------------------------------------------
                             Number of customers interrupted

                       AEP/KENTUCKY POWER SERVICE QUALITY

                                                                    Attachment C
                                                                     Page 4 of 5

                            AEP CALL CENTER MEASURES

1) Average Speed of Answer (ASA) is defined as the average time that elapses in seconds between the instant when a call is answered and the time it is connected to a Call Center representative (CSR) or an interactive voice recorder (IVR). It is calculated using the equation:

         Average  Speed of Answer = Time for all calls between call answer and
                (seconds)                      CSR/IVR connection
                                    -------------------------------------------
                                         Total number of calls made to the
                                                   Call Center

2) Abandonment Rate is the percentage of callers who hang up before being connected to a Call Center representative (CSR) or an interactive voice recorder (IVR). It is calculated using the equation:

         Abandonment Rate =     {Total number of callers who hang up}
            (percent)      ----------------------------------------------- x 100
                           {Total number of calls made to the Call Center}

3) Call Blockage is the percentage of non-outage call attempts which do not get connected to a Call Center (busy signal, etc.). It is calculated using the equation:


         Call Blockage =   {Total number of non-outage calls that do not get connected}
           (percent)       ------------------------------------------------------------          x 100
                           {Total number of non-outage calls made to the Call Center}

                       AEP/KENTUCKY POWER SERVICE QUALITY

                                                                    Attachment C
                                                                     Page 5 of 5

                   AEP/KENTUCKY POWER RELIABILITY PERFORMANCE

                              (INCLUDES ALL STORMS)

                             Year                    SAIFI                   CAIDI
                             ----                    -----                   -----
                             1995                   1.794                    4.12
                             1996                   1.530                    3.10
                             1997                   1.343                    3.04
                             1998                   1.519                    5.96

                                                                       EXHIBIT 1

                                  ATTACHMENT D
                            COMMONWEALTH OF KENTUCKY
                                   BEFORE THE
                      PUBLIC SERVICE COMMISSION OF KENTUCKY

IN THE MATTER OF:

         JOINT APPLICATION OF KENTUCKY POWER COMPANY,         )
         AMERICAN ELECTRIC POWER COMPANY, INC.                )
         AND CENTRAL AND SOUTH WEST CORPORATION               )  CASE NO. 99-149
         REGARDING A PROPOSED MERGER                          )

         On February 17, 1999, the Staff of the Public Service Commission of Kentucky ("Commission") issued a letter stating staff's belief that the Commission has jurisdiction under KRS 278.020 (5) to review the proposed merger of Central and South West Corporation ("CSW") into American Electric Power Company, Inc. ("AEP") and requested that Kentucky Power Company ("Kentucky Power", "KPCO" or the "Company") advise in writing by March 8, 1999 of the date AEP would file an application for Commission approval of "the indirect change in control of Kentucky Power Company." On March 5, 1999 the Company issued a letter notifying the Commission that it would file the requested application by April 15, 1999. The letter also indicated that the Company expected to provide the Staff and the Commission with sufficient information to enable the Commission to approve its application within the sixty (60) day period prescribed by the statute. The letter further preserved the Company's legal arguments regarding the application of KRS 278.020 to this merger.

         On April 15, 1999, the Company, AEP and CSW filed a Joint Application with supporting testimony and work papers. The proceeding was designated P.S.C. Case No. 99-149. On April 22, 1999, the Commission issued a letter indicating that the Commission staff had reviewed the Company's application and found that it met the minimum filing requirements.

         On May 4, 1999, the Attorney General, Office of the Rate Intervention ("Attorney General"), and Kentucky Electric Steel, Inc. ("KESI") were granted full intervention in Case No. 99-149. On May 11, 1999, Kentucky Industrial Utility Customers, Inc. ("KIUC"), was also granted full intervention in Case No. 99-149. These parties will be referred to herein collectively as the "Intervenors."

         On April 22, 1999, a Technical Conference was held at the Commission's offices. On May 4, 1999, May 11, 1999, May 17, 1999 and May 20, 1999 settlement conferences were held at the Commission's offices. All parties to the proceeding and the Commission staff were present and participated in the settlement conferences.

         Having considered the evidence and being duly advised, the Commission now finds:

         1. Notice and Jurisdiction. Due and timely notice of the hearing to consider the settlement proposed by the parties was given. Kentucky Power is a "utility" within the meaning of that term in KRS 278.010(3)(a) and is subject to the jurisdiction of the Commission in the manner and to the extent provided by the laws of the Commonwealth of Kentucky.

         2. The Settlement Agreement. As described in the Settlement Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by reference, the Settlement Agreement contains, among other things, provisions regarding (a) net non-fuel merger savings; (b) fuel and purchased power merger savings; (c) limitation on requests for stranded cost recovery; (d) allocation of proceeds from the sale of facilities; (e) system integration agreements; (f) Ohio Power waiver; (g) affiliate standards; (h) maintenance and enhancement of the adequacy and reliability of retail electric service, including certain reporting requirements; (i) settlement of the existing environmental surcharge litigation (Kentucky Court of Appeal Case No. 98-CA-00137, 98-CA-01344, 98-CA-01417, 98-CA-01455); and (j) settlement of the pending six month review of KPCO's environmental surcharge in P.S.C. Case No. 98-624. The Settlement Agreement was agreed to by all parties to this proceeding.

         The Settlement Agreement further provides that if the proposed merger is ultimately consummated, AEP commits that upon issuance of any final and non-appealable order from any state or federal commission addressing the merger that provides benefits or imposes conditions on AEP that would benefit the ratepayers of any jurisdiction, such net benefits and conditions will be extended to all other retail customers to the extent necessary to achieve equivalent net benefits and conditions to all retail customers of AEP.

         The Settlement Agreement also provides that, upon approval by the Commission, the Intervenors, the Commission and its Staff shall not oppose the proposed merger before FERC or oppose AEP's previously made merger-related filings with the Securities and Exchange Commission.

         The Settlement Agreement further states that it shall not constitute nor be cited as precedent or deemed an admission by any party in any other proceeding except as necessary to enforce its terms before the Commission, or any State Court of competent jurisdiction on these particular issues. The Settlement Agreement provides that it is solely the result of compromise in the settlement process, shall not constitute a concession of subject matter jurisdiction, and except as expressly provided therein, is without prejudice to and shall not constitute a waiver of any position that any of the parties thereto may take with respect to any or all of the items resolved therein in any future regulatory or other proceedings.

         The Settlement Agreement states that if the Commission does not approve the Settlement Agreement in its entirety, it shall be null and void and deemed withdrawn, unless such change is approved by the parties.

         At a hearing held May 28, 1999, Richard E. Munczinski, Senior Vice President-Corporate Planning and Budgeting of American Electric Power Service Corporation, the service corporation subsidiary of AEP, and Errol K. Wagner, Director of Regulatory Affairs for Kentucky Power testified in support of Commission approval of the Settlement Agreement. Mr. Munczinski discussed the negotiating process which resulted in the Settlement Agreement and the public benefits that would result from its approval. Mr. Wagner testified regarding the mechanism by which the bill reductions will be implemented by Kentucky Power.

         During the course of this proceeding information about the proposed merger was requested from and provided by Kentucky Power, AEP and CSW. Additional information about the proposed merger has since been developed in the course of FERC proceedings and proceedings before other state commissions. After lengthy and detailed negotiations, Kentucky Power, CSW, AEP, the Attorney General, Office for Rate Intervention, Kentucky Industrial Consumers, Inc. and Kentucky Electric Steel have reached a unanimous agreement on terms and conditions that help ensure that Kentucky consumers will fairly share in the benefits achieved by the merger and that Kentucky consumers will be protected against any detrimental effects. The Parties recommend that the Commission approve the Settlement Agreement as a fair and just settlement of differences regarding merger-related issues.

         Having reviewed the Settlement Agreement and the evidence relating thereto, the Commission finds that the recommendation of the Parties should be approved. The Commission further finds that the Settlement Agreement is a fair and reasonable resolution of the merger-related issues of concern to the Commission and the Intervenors and should be approved in its entirety without modification.

         The Commission finds that AEP and Kentucky Power have and will retain the financial, technical and managerial abilities to provide reasonable service.

         The Commission further finds that the proposed merger of AEP and CSW is in accordance with the law, for a proper purpose and is consistent with the public interest.

         IT IS THEREFORE ORDERED BY THE PUBLIC SERVICE COMMISSION OF KENTUCKY that:

         1. The Settlement Agreement shall be and hereby is approved in its entirely without modification and that the merger of AEP and CSW is approved pursuant to KRS 278.020(4) and KRS 278.020(5).

         2. Kentucky Power shall implement the Net Merger Savings Credit Tariff in the amounts shown in the tariff filed as Exhibit 2 to this Order, which tariff is approved.

         3. American Electric Power, Inc. and Central and South West Corporation will incur transaction, regulatory processing and transition costs to merge the two companies. The Commission orders that the Kentucky retail jurisdictional share of the estimated merger costs be deferred and amortized for recovery over eight years. The amortization should begin with the date of the combination and continue for eight years on a straight-line basis.

         4. The proposed regulatory plan is approved as are the steps necessary to implement it, specifically:

                  a. the regulatory treatment of the fuel saving arising from the integrated operations of AEP, CSW and Kentucky Power as set forth in the Settlement Agreement;

                  b. Kentucky Power is authorized to include as an allowable expense in cost of service the non-fuel merger savings, net of cost to achieve and amortization of estimated costs to achieve as set forth in Attachment B to the Settlement Agreement.

         5. Effective January 1, 2000, KPCO shall begin collecting the environmental surcharge, including the costs of the Low Nox burners for the Big Sandy generating plant's Unit No. 1 and Unit No. 2, in accordance with the Opinion and Order of the Franklin Circuit Court dated April 30, 1998, as amended by Opinion and Order dated May 14, 1998 in Consolidated Case Nos. 97-CI-00137, 97-CI-01138, 97-CI-01144 (except those portions of the decisions allowing retroactive recovery of the surcharge).

         6. The Commission approves the settlement of the environmental surcharge litigation (Kentucky Court of Appeals Case Nos. 98-CA-00137, 98-CA-01344, 98-CA-01417, 98-CA-01455 and 98 CA 002476) as described in the
Settlement Agreement and authorizes its counsel to execute the necessary documents to dismiss the appeals and cross-appeals therein.

         7. The pending review of KPCO's environmental surcharge in P.S.C. Case No. 98-624 shall be terminated and that proceeding is ordered closed without adjustment to the surcharge.

         8. This Order shall be effective on and after the date of its approval.


                                                      ______________________
                                                      By the Commission

                                                                       EXHIBIT 1

                                 STIPULATION AND

                              SETTLEMENT AGREEMENT

                                                                       EXHIBIT 2



AMERICAN ELECTRIC POWER                     ORIGINAL     SHEET NO. 25-1
                                   CANCELING________     SHEET NO.____________

                                                         P.S.C. ELECTRIC NO. 7

                      NET MERGER SAVINGS CREDIT (N.M.S.C.)

APPLICABLE

         To Tariffs R.S, R.S.-L.M.-T.O.D., Experimental R.S.-T.O.D., S.G.S., M.G.S., Experimental M.G.S.-T.O.D., L.G.S. Q.P., C.I.P., T.O.D., C.S.-I.R.P., M.W., O.L. and S.L.

RATE

         The Net Merger Savings Credit shall provide for a monthly adjustment to base rates on a rate per kWH of monthly consumption. The Net Merger Savings Credit shall be calculated according to the following formula:

                   Net Merger Savings Credit = M.S.F. - B.A.F.

Where

         (M.S.F.) is the Merger Savings Factor per KWH which is based on the total Company net savings that are to be distributed to the Company's Kentucky retail jurisdictional customers in each 12 month period.

                                                      Net Savings           Merger Savings
                                                         to be                  Factor
                                                      Distributed              (M.S.F.)
                                                      -----------              --------

                          Year 1*                     $1,463,815             .021(cent)per Kwh
                          Year 2                      2,553,660              .037(cent)per Kwh
                          Year 3                      3,184,645              .045(cent)per Kwh
                          Year 4                      3,695,003              .051(cent)per Kwh
                          Year 5                      4,037,167              .055(cent)per Kwh
                          Year 6                      4,229,432              .057(cent)per Kwh
                          Year 7                      4,504,920              .059(cent)per Kwh
                          Year 8                      4,626,369              .059(cent)per Kwh
                          Year 9                      5,242,785              .066(cent)per Kwh


                          * The Net Merger Savings Credit will begin in the first full billing month available following thirty days from the consummation of the merger and will continue until the effective date of a Commission order changing the Company's base rates after Year 8 of this tariff.

                  (B.A.F.) is the Balancing Adjustment Factor per KW for the second through the twelfth months of the current distribution year which reconciles any over- or under-distribution of the net savings from prior periods. The B.A.F. will be determined by dividing the difference between amounts which were expected to be distributed and the amounts actually distributed from the application of the Net Merger Savings Credit from the previous year by the expected Kentucky retail jurisdictional KWH. The final B.A.F. will be applied to customer billings in the second month following the effective date of a Commission order changing the Company's base rates after Year 8 of this tariff.

TERMS OF DISTRIBUTION

         1. The total distribution to the Company's customers will, in no case, be less than the sum of the amounts shown for the first eight years above.

         2. On or before the 21st of the first month of each distribution year following Year 1, the Company will file with the Commission a status report of the Net Merger Savings Credit. Such report shall include a statement showing the amounts which were expected to be distributed and the amounts actually distributed in previous periods, along with a calculation of the B.A.F. which will be implemented with customer billings in the second month of that distribution year to reconcile any previous over- or under-distributions.

         3. The Net Merger Savings Credit shall be applied to the customer's bill following the rates and charges for electric service, but before application of the school tax, the franchise fee, sales tax or similar items.

DATE OF ISSUE:_____________   DATE EFFECTIVE __________________________________
ISSUED BY: E.K. WAGNER ______ DIRECTOR OF REGULATORY AFFAIRS   ASHLAND, KENTUCKY